                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549

                 Under the Securities and Exchange Act of 1934


                             (Amendment No. _____)*


                             PREVIEW TRAVEL, INC.
                               (Name of Issuer)

                         Common Stock, $.001 par value
                        (Title of Class of Securities)

                                  74137R 10 1
                                (CUSIP NUMBER)

                                   12/31/99
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

-------------------------                                   --------------------
  CUSIP NO. 74137R 10 1                                       Page 2 of 9 Pages
-------------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      James J. Hornthal

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            260,000*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             260,000*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      260,000*
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.84%, based on 14,153,203 total shares outstanding as of January 31, 2000

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------
*Including 260,000 shares issuable upon exercise of options held by the reporting person.

-------------------------                                   --------------------
  CUSIP NO. 74137R 10 1                                       Page 3 of 9 Pages
-------------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      James J. Hornthal and Bethany S. Hornthal, Trustees of the Hornthal Living Trust dated 12/23/92
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            910,615

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             910,615

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      910,615
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.43%, based on 14,153,203 total shares outstanding as of January 31, 2000

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

------------------------------------------------------------------------------

-------------------------                                   --------------------
  CUSIP NO. 74137R 10 1                                       Page 4 of 9 Pages
-------------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      James J. Hornthal and Robert M. Harlick, as Trustees under Agreement Dated 12/24/91 for the Benefit of Joshua S. Hornthal
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            32,192

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             32,192

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      32,192
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.23%, based on 14,153,203 total shares outstanding as of January 31, 2000

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

------------------------------------------------------------------------------

-------------------------                                   --------------------
  CUSIP NO. 74137R 10 1                                       Page 5 of 9 Pages
-------------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      James J. Hornthal and Robert M. Harlick, as Trustees under Agreement Dated 12/24/91 for the Benefit of Rebecca L. Hornthal
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            32,192

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             32,192

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      32,192
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.23%, based on 14,153,203 total shares outstanding as of January 31, 2000

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

------------------------------------------------------------------------------

Item 1(a) Name of Issuer.
          Preview Travel, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices.
          747 Front Street
          San Francisco, CA 94111

Item 2(a) Name of Person Filing.
          1.   James J. Hornthal
          2. James J. Hornthal and Bethany S. Hornthal, Trustees of the Hornthal Living Trust dated 12/23/92
          3. James J. Hornthal and Robert M. Harlick, as Trustees under Agreement Dated 12/24/91 for the Benefit of Joshua S. Hornthal
          4. James J. Hornthal and Robert M. Harlick, as Trustees under Agreement Dated 12/24/91 for the Benefit of Joshua S. Hornthal

Item 2(b) Address of Principal Business Office.
          c/o Preview Travel, Inc.
          747 Front Street
          San Francisco, CA 94111

Item 2(c) Citizenship.
          United States

Item 2(d) Title of Class of Securities.
          Common Stock, $.001 par value

Item 2(e) CUSIP Number.
          74137R 10 1

Item 3 If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or Rule 13d-2(c), check whether the person filing is a:

          (a) ___  Broker dealer registered under Section 15 of the Act

          (b) ___  Bank as defined in Section 3(a)(6) of the Act

          (c) ___  Insurance Company as defined in Section 3(a)(19) of the Act

          (d) ___ Investment Company registered under Section 8 of the Investment Company Act

          (e) ___ An investment adviser in accordance with Rule 13-d(1)(b)(1)(ii)(E);

          (f) ___ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) ___ A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

          (h) ___ A savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

          (j) ___  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)

     If this statement is filed pursuant to Rule 13d-1(c), check this box [_].

Item 4. Ownership

     (a)  Amount Beneficially Owned
          1.   James J. Hornthal                                  260,000 shares
          2.   James J. Hornthal and Bethany S. Hornthal,
                 Trustees of the Hornthal Living Trust
                 dated 12/23/92                                   910,615 shares
          3.   James J. Hornthal and Robert M. Harlick,
                 as Trustees under Agreement Dated 12/24/91
                 for the Benefit of Joshua S. Hornthal             32,192 shares
          4.   James J. Hornthal and Robert M. Harlick,
                 as Trustees under Agreement Dated 12/24/91
                 for the Benefit of Joshua S. Hornthal             32,192 shares

          Total                                                 1,234,999 shares

     (b)  Percent of class*

          1.   James J. Hornthal                                           1.84%
          2.   James J. Hornthal and Bethany S. Hornthal,
                 Trustees of the Hornthal Living Trust
                 dated 12/23/92                                            6.43%
          3.   James J. Hornthal and Robert M. Harlick,
                 as Trustees under Agreement Dated 12/24/91
                 for the Benefit of Joshua S. Hornthal                     0.23%
          4.   James J. Hornthal and Robert M. Harlick,
                 as Trustees under Agreement Dated 12/24/91
                 for the Benefit of Joshua S. Hornthal                     0.23%

          Total                                                            8.73%

          (*based on 14,153,203 total shares outstanding as of January 31, 2000)

     (c)  Number of shares as to which the person has:

          (i)    sole power to vote or to direct the vote

          1.   James J. Hornthal                                  260,000 shares
          2.   James J. Hornthal and Bethany S. Hornthal,
                 Trustees of the Hornthal Living Trust
                 dated 12/23/92                                   910,615 shares
          3.   James J. Hornthal and Robert M. Harlick,
                 as Trustees under Agreement Dated 12/24/91
                 for the Benefit of Joshua S. Hornthal             32,192 shares
          4.   James J. Hornthal and Robert M. Harlick,
                 as Trustees under Agreement Dated 12/24/91
                 for the Benefit of Rebecca L. Hornthal            32,192 shares

          Total                                                 1,234,999 shares

          (ii)   shared power to vote or to direct vote
                 N/A

          (iii)  sole power to dispose or to direct disposition of

          1.   James J. Hornthal                                  260,000 shares
          2.   James J. Hornthal and Bethany S. Hornthal,
                 Trustees of the Hornthal Living Trust
                 dated 12/23/92                                   910,615 shares
          3.   James J. Hornthal and Robert M. Harlick,
                 as Trustees under Agreement Dated 12/24/91
                 for the Benefit of Joshua S. Hornthal             32,192 shares
          4.   James J. Hornthal and Robert M. Harlick,
                 as Trustees under Agreement Dated 12/24/91
                 for the Benefit of Rebecca L. Hornthal            32,192 shares

          Total                                                 1,234,999 shares

          (iv) shared power to dispose or to direct disposition of N/A

Item 5.  Ownership of Five Percent or Less of a Class.
                N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
                N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company.
                N/A

Item 8.  Identification and Classification of Members of the Group.
                N/A

Item 9.  Notice of Dissolution of the Group.
                N/A

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transactions having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and believe, I certify that the information set forth in this statement is true, complete and correct.

                                   February 14, 2000
                                   ----------------------------------
                                   Date

                                   /s/ James J. Hornthal,
                                   ----------------------------------
                                   Signature

                                   James J. Hornthal
                                   individually and
                                   as Trustee of the Hornthal Living Trust
                                   dated 12/23/92,
                                   as Trustee under Agreement Dated 12/24/91
                                   for the Benefit of Joshua S. Hornthal, and
                                   as Trustee under Agreement Dated 12/24/91
                                   for the Benefit of Rebecca L. Hornthal
                                   ----------------------------------
                                   Type Name and Title